EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For information contact:

Liz Kohlmyer
Director of Communications
407-540-2221

NYSE: TSY

TRUSTREET PROPERTIES, INC. AMENDS $450 MILLION BANK FACILITY

ORLANDO, FL - October 2, 2006 - Trustreet Properties, Inc. (NYSE: TSY), the largest real estate investment trust (“REIT”) focused primarily on the restaurant industry, announces it has amended its $450 million bank credit facility (“Facility”) consisting of $175 million in revolving loan commitments (“Revolver”) and $275 million in term loans (“Term Loan”). As a result of the September 28th amendment, the interest paid on drawings under the Revolver was reduced by 75 basis points to LIBOR plus 150 basis points based on the company’s consolidated leverage ratio as calculated under the Facility. In addition, the unused commitment fee was reduced by five basis points to 20 basis points. There were no changes to interest rates on the Term Loan. A new accordion feature was added whereby, at the borrower’s option, it may increase the Facility by up to an additional $200 million to a maximum of $650 million in either the Revolver or Term Loan or any combination of both the Revolver and Term Loan. In addition, the availability under the Facility was enhanced by increasing the advance rate by five percent to 55% and by lowering the capitalization rate by one percent to eight percent. Certain covenants in the Facility were also amended to reflect current market conditions.

Steven D. Shackelford, Trustreet’s Executive Vice President and Chief Financial Officer said, “This important amendment allows us to reduce interest expense while expanding our ability to capitalize on attractive growth opportunities in the marketplace.”

About Trustreet

Trustreet Properties, Inc. (pronounced “trust - street”) is the largest self-advised restaurant real estate investment trust (REIT) in the United States. Trustreet, traded on the NYSE under the ticker symbol TSY, provides a complete range of financial, real estate and advisory services to operators of national and regional restaurant chains. For more information, visit www.trustreet.com.

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Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.